EXHIBIT 15(ii)
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      LIMITED PARTNERSHIP UNIT DISTRIBUTION POLICY

Units ("Units") offered for each Synreal Services limited partnership are to be sold only in the provinces of British Columbia and Alberta. Units will be sold on a best effort basis by the officers of Synreal Services together with such other persons as may be designated from time to time by it, in accordance with the provisions of the Securities Act (British Columbia) and the Securities Act (Alberta).

The Company will enter into Agency Agreements with such persons ("Agents") as the Synreal Services may select to act as selling agents of the Units and only persons qualified to act as selling agents of the Units under applicable securities laws will be selected.

The Units for each real estate investment are to be offered for sale on a private placement basis in accordance with and subject to compliance with the filing requirements of the following exemptions from prospectus and registration requirements:

(a)	in British Columbia, in accordance with:

(i)	Section 55(2)(4) of the Securities Act (British
Columbia) (The "BC Act") restricted to purchasers who are purchasing as principal Canadian Partnership Units having an aggregate acquisition cost to the purchaser of not less than Cdn. $97,000 provided that, if an individual, the purchaser completes and delivers to the Canadian Partnership a Form 20A
(IP),

(ii)	Section 128(a) of the Securities Rules of the British
Columbia Securities Commission made pursuant to the BC Act (the "BC Rules"), provided that all conditions pertaining to the availability of the exemption are satisfied (including the restriction that sales under this exemption cannot be made to more than 49 different purchasers within the preceding twelve month period), and that the purchaser completes and delivers to the Canadian Partnership a Form 20A (IP) or Form 20A (NIP) as applicable to the particular purchaser,

(iii)	Section 128(b) of the BC Rules provided that such
purchaser is a "sophisticated purchaser" within the meaning of the BC Rules and is purchasing, as principal, Units having an aggregate acquisition cost of not less than Cdn, $25,000 and provided further that all other conditions (including the delivery by the purchaser of a Form 20A (IP) or Form 20 A
(NIP) as applicable to the particular purchaser) to the

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availability of that exemption are satisfied, and

(iv)	Section 128 (c) of the BC Rules provided that such
purchaser received investment advice from a person registered under the BC Act to give such advice and is purchasing, as principal, Units having aggregate acquisition cost of not less than Cdn. $25,000 and provided further that all other conditions (including the delivery by the purchaser of a Form 20A (IP) or Form 20A (NIP) as applicable to the particular purchaser) to the availability of that exemption are satisfied;

(b)	in Alberta, in accordance with:

(i)	Section 107(1) (d) of the Securities Act (Alberta),
restricted to purchasers purchasing as principal and the trade in a security which has an aggregate acquisition cost to the purchaser of not less than Cdn. $97,000;

(ii)	The "sophisticated purchaser exemption" under Section
65(1)(v) and 107(1)(p) of the Securities Act (Alberta), provided that (1) in reliance upon such exemption the sales of Units made in all jurisdictions including Alberta are made to not more than 50 purchasers, (2) the Partnership obtains from each purchaser a written declaration, acknowledgement and undertaking (the text of which is set out in the Subscription Agreement) to the effect that the purchaser is purchasing as principal and is a sophisticated purchaser.


The foregoing statutory exemption relieves the Company from provisions under securities legislation requiring the Company to be registered and to file a prospectus and, therefore, a subscriber does not receive the benefits associated with a subscription for securities of an issuer which has filed a prospectus including, without limiting the generality of the foregoing, a review of the material by the B.C. or Alberta Securities Commissions.


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